Exhibit 10.1

VIA COURRIER

July 18, 2006

Battle Mountain Gold Company
1700 Lincoln Street, Suite 2800
Denver, CO 80203
Attn: Legal Department

     Re:          Notice of Option Exercise

Dear Sir or Madam:

Pursuant to Section 3.a. of the Agreement dated effective the 23rd day of July, 2001, between CROWN RESOURCES CORPORATION, a Washington corporation ("Crown Resources"), CROWN RESOURCE CORP. OF COLORADO, a Colorado corporation ("Crown Colorado"), GOLD TEXAS RESOURCES U.S., INC., a Texas corporation ("Gold Texas") (collectively "Crown"), and BATTLE MOUNTAIN GOLD COMPANY, a Nevada corporation ("Battle Mountain"), Crown conveyed a royalty by deed to Battle Mountain (the "Royalty"), which was recorded in Auditor's File No. 3037050 in the records of Okanogan County, Washington.

Under Section 3.b. of that Agreement, Crown has the option, for five years from July 23, 2001, to purchase the Royalty from Battle Mountain for the sum of $2,000,000.00 cash.

Crown Resources, as the 100% owner of Crown Colorado and Gold Texas, will be taking the entire reconveyance on behalf of Crown, in accordance with Exhibit 6 of the Agreement which names Crown Resources as the Grantee.

By this letter, Crown exercises the option to purchase the Royalty. We are prepared to wire transfer to your account the $2,000,000.00 purchase price for the Royalty as soon as you provide wiring instructions to us. Upon your receipt of the purchase price, you are to deliver to the above address a fully executed and acknowledged original of the Royalty Reconveyance Deed enclosed with this letter.

If you have any questions concerning this notice of option exercise, please contact me immediately at the above address.

Thank you for your prompt attention to this matter.

Very truly yours,

/s/ Chris Herald
President, Crown Resources Corporation